UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Texas Pacific Land Trust

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On April 23, 2019, Texas Pacific Land Trust issued the following press release:

Texas Pacific Land Trust Addresses
Numerous False and Misleading Statements by Dissident Nominee
that Demonstrate Fundamental Misunderstanding of TPL’s Business Model

DALLAS (April 23, 2019) – Texas Pacific Land Trust (NYSE: TPL) (the “Trust”) today responded to several false or misleading statements recently made by dissident trustee nominee Eric Oliver regarding some of the Trust’s key transactions.

The Trust observed that Mr. Oliver either fundamentally misunderstands the business or intentionally misrepresents information about the Trust in an attempt to mislead investors – either of which should disqualify him from a seat on TPL’s Board of Trustees. The decisions made by TPL’s management, with the Trustees’ oversight, have clearly created and will continue to create long-term shareholder value. Mr. Oliver’s shockingly uninformed statements make it clearer than ever that shareholders’ best choice for their new trustee is General Don Cook.

The Trust further noted that Mr. Oliver’s lack of understanding of TPL’s business model should be concerning to shareholders. TPL pursues land sales opportunistically and only when there is a clear benefit to shareholders. Our strategy has been to consolidate acreage, invest in higher-return investments, or drive further development and revenues where TPL maintains royalty interests. It is this thoughtful strategy of deploying capital where it will create new value that has allowed TPL to deliver spectacular returns to shareholders.

2018 NPRI Sales Yielded Superior Acquired Acreage and Maintained Exposure to Portion of Sold Acreage

Mr. Oliver claims that the Trust sold non-participating royalty interests (NPRI) to Chevron in 2018 and lost the opportunity to capitalize on prime property. The truth is that the Trust performed a three-way swap with Chevron and Double Eagle Energy that enabled the Trust to use the sale proceeds to purchase a royalty position over 1.8x larger than the one it sold. Mr. Oliver also insinuated that much of the acquired acreage was located outside core areas of the Midland Basin; however, well results throughout a majority of the asset position have been very strong.

By completing this swap, the Trust was able to:

●	Retain half of its NPRI under tracts of land that were part of the sale;
●	Diversify holdings through exposure to a more varied set of blue-chip operators; and
●	Achieve a net increase of 667 net royalty acres.

Much of the royalty acreage the Trust acquired in this swap was superior to the acreage sold, as the acquired acreage exhibits stronger recent well results and has significantly more producing wells and horizontal well permits. This is consistent with TPL’s core strategy of focusing on higher-return assets in strategically critical areas.

The Trust’s Surface Acreage Sale Yielded Tremendous Proceeds, Enabled Additional NPRI Revenues

Mr. Oliver also says that he would have voted against a sale of surface acreage to WPX Energy in January 2019. Once again, his position is dangerously uninformed. This transaction generated proceeds of approximately $100 million at an average price of $7,143 per acre in an area with high potential for drilling but with continued challenges from adjacent surface owners. The position sold was a non-contiguous “checkerboard,” and neighboring surface owners had historically obstructed development of the area. For these reasons, contrary to Mr. Oliver’s back-of-the-envelope calculation, the Trust was only receiving an estimated average of approximately $2.1 million in revenue over the last four years across the 14,000-acre position, which represents approximately $150 per acre.

Selling this acreage position allowed the Trust to monetize a non-core asset and re-deploy those proceeds into highly strategic surface acquisitions, which will enhance near-term opportunities for the water business. For example, the Trust has redeployed approximately $83 million of the $100 million of the sale proceeds in a tax-free 1031 Exchange, creating 53,000 contiguous acres in the core of the Delaware Basin1, including highly strategic acreage on the Texas-New Mexico border. This position is leased by blue chip E&P operators with large capital development budgets and best-in-class safety and environmental implementation.

In the long term, this transaction also protected the Trust’s competitive advantage by engaging with a counterparty that would not be adversarial to TPL’s interest in growing the water business.

In criticizing this transaction, Mr. Oliver apparently intended to represent his alleged expertise in oil and gas by describing pricing differentials for water in New Mexico and Texas, noting that prevailing water prices in New Mexico range from $2.00 to $2.50 per barrel. Mr. Oliver, however, has even these basic facts wrong.

Actual current water prices vary significantly in New Mexico. In eastern Eddy County, they are as low as approximately $0.50/barrel, rising to approximately $1.50/barrel in western Eddy County and northern Lea County. Although prices can reach the $2.00/barrel range under certain very specific circumstances (e.g., when an operator is bound to acquire water from a specific owner), these are not applicable to TPL.

Mr. Oliver falsely claims that the Trust’s sale of 14,000 acres created a “freeway” for other suppliers to transport water into New Mexico. That is simply not true.  In fact, the Trust reserved strategic water rights in the sections adjacent to New Mexico. WPX acquired the land because it enhanced WPX’s ability to utilize its existing mineral rights below the adjacent landowner’s holdings, not for any reason related to the transportation of water.

Make Your Voice Heard

Mr. Oliver’s willingness to make misleading or entirely uninformed assertions like these should raise serious doubts about his knowledge of the Trust’s business, and his suitability for election as your next trustee.

The Trust urges shareholders to vote FOR four-star General Donald “Don” G. Cook using the BLUE proxy card. Shareholders can also read more information by visiting www.TrustTPL.com.

Shareholders can view a video Q&A with General Cook on Thursday, April 25 by visiting www.TrustTPL.com at 11:00 a.m. CT. A replay will be available beginning on Friday, April 26 on the website for those who are not able to tune in on Thursday. Shareholders who desire more information about General Cook’s background and his vision for TPL are encouraged to submit questions via email at AskGeneralCook@tpltrust.com by Wednesday, April 24 at 5:00 p.m. CT.

If you have any questions or need assistance in voting your shares, please contact the Trust’s proxy solicitor:

MacKenzie Partners

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

[1]	This includes new acreage combined with the Trust’s existing acreage as well as the acquisition of 11,700 surface acres in Culberson County, Texas and Reeves County, Texas for $46.8 million, or approximately $4,000 per acre, negotiating a swap for approximately 5,570 acres in Culberson County, Texas and acquiring approximately 3,400 surface acres in Loving County, Texas and approximately 2,700 surface acres in Lea County, New Mexico for $36.6 million, or approximately $6,000 per acre.

Forward-Looking Statements

This release may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including statements regarding Texas Pacific’s future operations and prospects, the markets for real estate in the areas in which Texas Pacific owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to Texas Pacific’s future financial performance and other matters. Texas Pacific cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements and other written communications, as well as oral statements made from time to time by representatives of Texas Pacific. The following factors, as well as any other cautionary language included in this release, provide examples of risks, uncertainties and events beyond our control that may cause Texas Pacific’s actual results to differ materially from the expectations Texas Pacific describes in such forward-looking statements: global economic conditions; market prices of oil and gas; the demand for water services by operators in the Permian Basin; the impact of government regulation; the impact of competition; the continued service of key management personnel; and other risks and uncertainties disclosed in Texas Pacific’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts:

Media:

Abernathy MacGregor

Sydney Isaacs / Jeremy Jacobs

(713) 343-0427 / (212) 371-5999

sri@abmac.com / jrj@abmac.com

Investor Relations:

MacKenzie Partners

Paul Schulman / David Whissel

(212) 929-5500 or (800) 322-2885

pschulman@mackenziepartners.com

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